EXHIBIT 99.1

Educational Development Corporation Announces Record Unaudited Net Revenues for Fiscal Year Ended February 28, 2017

TULSA, Okla., March 13, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record unaudited net revenues for fiscal ended February 28, 2017 (unaudited).

Randall White, CEO of Educational Development Corporation, announced that the Company has surpassed our previous net revenues milestone with $106 million for the 2017 fiscal year ending February 28, 2017, compared to $63.7 million for last year.   The sales increase was primarily generated by the home business division, Usborne Books & More (UBAM) with an increase of 84% over the prior year.

About Educational Development Corporation

EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by over 20,000 direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522